Exhibit 99.1

Bristol-Myers Squibb Reports Second Quarter Financial Results

•	Increases Revenues 7% to $4.2 Billion

•	Posts Second Quarter GAAP Loss Per Share of $0.08 and Non-GAAP EPS of $0.53

•	Achieves Important Regulatory and Clinical Milestones for Opdivo (nivolumab)

◦	Approvals in Europe for Metastatic Melanoma and Metastatic Squamous Non-Small Cell Lung Cancer (NSCLC)

◦	Validation in Europe of Applications for Opdivo in Non-Squamous NSCLC and in Combination with Yervoy for Metastatic Melanoma

◦	Early Stop of CheckMate -025, a Phase 3 Study Evaluating in Patients with Renal Cell Carcinoma, After Data Demonstrates Superior Overall Survival

•	Presents Significant New Data on Immuno-Oncology Portfolio at ASCO

•	Increases 2015 GAAP EPS Guidance Range to $1.02 - $1.12 and Non-GAAP EPS Guidance Range to $1.70 - $1.80

(NEW YORK, July 23, 2015) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the second quarter of 2015, which were highlighted by strong global sales, key regulatory and clinical advances for Opdivo and significant clinical data on the company’s Immuno-Oncology portfolio presented at the American Society of Clinical Oncology (ASCO).
“We had a very good quarter, with strong sales across our portfolio, encouraging results from clinical trials and important regulatory milestones,” said Giovanni Caforio, M.D., chief executive officer, Bristol-Myers Squibb. “I am excited by our progress in Immuno-Oncology as we continue to advance our leadership position and transform cancer treatment. As our Immuno-Oncology data continues to emerge, it is clear we have a tremendous opportunity, and we are making the right strategic investments to capitalize on the full potential of our portfolio.”

	Second Quarter
$ amounts in millions, except per share amounts
	2015	2014	Change
Total Revenues	$4,163	$3,889	7%
GAAP Diluted EPS	(0.08)	0.20	**
Non-GAAP Diluted EPS	0.53	0.48	10%

** In excess of +/- 100%

SECOND QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted second quarter 2015 revenues of $4.2 billion, an increase of 7% compared to the same period a year ago. Global revenues increased 16% adjusted for foreign exchange impact.

•	U.S. revenues decreased 3% to $1.8 billion in the quarter compared to the same period a year ago. International revenues increased 17%.

•	Gross margin as a percentage of revenues was 75.7% in the quarter compared to 74.5% in the same period a year ago.

•	Marketing, selling and administrative expenses increased 2% to $968 million in the quarter.

•	Advertising and product promotion spending decreased 11% to $167 million in the quarter.

•	Research and development expenses increased 31% to $1.9 billion in the quarter, primarily due to the acquisition of Flexus Biosciences, Inc.

•	The effective tax rate was 311.5% in the quarter, compared to 25.4% in the second quarter last year.

•
The company reported net loss attributable to Bristol-Myers Squibb of $130 million, or $0.08 per share, in the quarter compared to net earnings of $333 million, or $0.20 per share, a year ago. The results in the current quarter include an $800 million R&D charge ($0.48 per share) resulting from the Flexus acquisition, which was not deductible for tax purposes.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $890 million, or $0.53 per share, in the second quarter, compared to $798 million, or $0.48 per share, for the same period in 2014. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $10.1 billion, with a net cash position of $2.7 billion, as of June 30, 2015.

SECOND QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the second quarter included Eliquis, which grew by $266 million, Orencia, which grew 15%, Sprycel, which grew 10%, and Opdivo, which had sales of $122 million. Daklinza and Sunvepra had combined sales of $479 million, which includes $170 million of previously deferred revenue in France as part of an early access program before final pricing was obtained.

Opdivo

•
In July, the European Medicines Agency (EMA) validated two of the company’s type II variation applications, which seek to extend the current indication for Opdivo. Validation of the applications confirms that the submissions are complete and starts the EMA's centralized review process. In lung cancer, the proposed new indication addresses the non-squamous, NSCLC population and is based on data from the Phase 3 CheckMate -057 study: Opdivo as monotherapy for the treatment of locally advanced or metastatic non-squamous NSCLC after prior chemotherapy in adults. In melanoma, the proposed new indication aims at extending the use of Opdivo monotherapy in combination with Yervoy for the treatment of advanced (unresectable or metastatic) melanoma in adults and is based on data from the Phase 3 CheckMate -067 study, Phase 2 CheckMate -069 study and the Phase 1b CA209-004 study.

•
In July, the European Commission (EC) approved Nivolumab BMS for the treatment of locally advanced or metastatic squamous NSCLC after prior chemotherapy. This approval marks the first major treatment advance in squamous NSCLC in more than a decade in the European Union (EU). Nivolumab is the first and only PD-1 immune checkpoint inhibitor to demonstrate overall survival in previously treated metastatic squamous NSCLC. This approval allows for the marketing of nivolumab in all 28 Member States of the EU.

•
In July, the company announced that an open-label, randomized Phase 3 study evaluating Opdivo versus everolimus in previously treated patients with advanced or metastatic renal cell carcinoma (CheckMate -025) was stopped early because an assessment conducted by the independent Data Monitoring Committee concluded that the study met its endpoint, demonstrating superior overall survival in patients receiving Opdivo compared to the control arm. The company looks forward to sharing these data with health authorities soon.

•
In June, the EC approved Opdivo for the treatment of advanced (unresectable or metastatic) melanoma in adults, regardless of BRAF status. Opdivo is the first PD-1 immune checkpoint inhibitor to have received EC approval, which allows Opdivo to be marketed in all 28 Member States of the EU.

•
In June, the U.S. Food and Drug Administration (FDA) accepted for filing and review the supplemental Biologics License Application (sBLA) for the Opdivo+Yervoy regimen in patients with previously untreated advanced melanoma, the first regulatory milestone for an immuno-oncology combination regimen in cancer. The FDA also granted Priority Review for this application, which includes data from CheckMate -069. The projected FDA action date is September 30, 2015.

•	In May, during ASCO in Chicago, the company announced results from three Phase 3 trials for Opdivo:

◦
CheckMate -057 - In this study evaluating previously treated patients with advanced non-squamous NSCLC, Opdivo became the first PD-1 immune checkpoint inhibitor to demonstrate superior overall survival versus standard of care (docetaxel). A 27% reduction in the risk of progression or death - the primary study endpoint - was reported for Opdivo versus docetaxel. Opdivo was associated with a doubling of overall median survival across the continuum of PD-L1 expression, starting at 1% level of expression. The safety profile of Opdivo in CheckMate -057 was favorable versus docetaxel with grade 3-5 treatment-related adverse events reported in 10% of patients who were treated with Opdivo versus 54% in the docetaxel arm.

◦
CheckMate -017 - In this open-label, randomized study evaluating Opdivo versus docetaxel in previously treated patients with advanced squamous NSCLC, Opdivo demonstrated an overall survival rate of 42% at one year versus 24% for docetaxel, with a median overall survival of 9.2 months versus 6 months, respectively. Opdivo reduced the risk of death by 41%. The safety profile of Opdivo in CheckMate -017 was consistent with prior studies and favorable versus docetaxel. The results were published in The New England Journal of Medicine (NEJM).

◦
CheckMate -067 - In this study evaluating the Opdivo+Yervoy regimen and Opdivo monotherapy versus Yervoy monotherapy in patients with previously untreated advanced melanoma, both the Opdivo+Yervoy regimen and Opdivo monotherapy demonstrated superiority to Yervoy, the current standard of care, for the co-primary endpoint of progression-free survival (PFS). Median PFS was 11.5 months for the Opdivo+Yervoy regimen and 6.9 months for Opdivo monotherapy, versus 2.9 months for Yervoy monotherapy. The Opdivo+Yervoy regimen demonstrated a 58% reduction in the risk of disease progression versus Yervoy, while Opdivo monotherapy demonstrated a 43% risk reduction versus Yervoy monotherapy. The trial is ongoing and patients continue to be followed for overall survival, a co-primary endpoint.

◦
Also at ASCO, the company announced results from an interim analysis of CA209-040, a Phase 1-2 dose-ranging trial evaluating the safety and anti-tumor activity of Opdivo in previously treated patients with hepatocellular carcinoma or advanced liver cancer. The estimated survival rate in evaluable patients receiving Opdivo was 62% at 12 months. Results also show the safety profile of Opdivo is generally consistent with that previously reported for Opdivo in other tumor types.

•
In April, the FDA accepted for filing and review an sBLA for Opdivo for the treatment of previously untreated patients with unresectable or metastatic melanoma. The FDA also granted Priority Review for this application. The projected FDA action date is August 27, 2015.

Yervoy

•
The company announced today that two Yervoy Phase 3 trials, Study -095 in metastatic castration-resistant prostate cancer and Study -156 in newly diagnosed extensive-stage disease small cell lung cancer, did not meet their primary endpoints of overall survival versus standard of care and have been discontinued. No new safety concerns with Yervoy were identified in either study. The company will complete a full evaluation of the data and work with investigators on the future publication of the results.

•	In July, the Japanese Ministry of Health, Labour and Welfare approved Yervoy for first- and second-line treatment of unresectable malignant melanoma.

Elotuzumab

•
In June, during ASCO and the European Hematology Association (EHA) meeting in Vienna, the company announced results from an interim analysis of ELOQUENT-2, a Phase 3, randomized, open-label trial that evaluated elotuzumab, an investigational immunostimulatory antibody, in combination with lenalidomide and dexamethasone versus lenalidomide and dexamethasone alone for the treatment of relapsed or refractory multiple myeloma. The study showed a 30% reduction in the risk of disease progression or death and a two-year PFS rate of 41% in the elotuzumab arm versus 27% in the control arm, respectively. Results also showed minimal incremental adverse events with the addition of elotuzumab to lenalidomide and dexamethasone. These results validate elotuzumab’s novel mechanism of action of directly activating the immune system in patients with relapsed or refractory multiple myeloma and were published in NEJM.

•
In June, at ASCO and EHA, the company also announced results from a randomized Phase 2 study that evaluated elotuzumab in combination with bortezomib and dexamethasone versus bortezomib and dexamethasone alone in patients with relapsed or refractory multiple myeloma which, consistent with ELOQUENT-2, demonstrated a 28% reduction in the risk of disease progression or death.

Eliquis

•
In June, at the International Society on Thrombosis and Haemostasis Congress in Toronto, the company, its partner Pfizer, and Portola Pharmaceuticals announced full results from the second part of ANNEXA™-A, a Phase 3, registration-enabling study evaluating the safety and efficacy of andexanet alfa, an investigational antidote and FDA-designated breakthrough therapy, administered as an intravenous bolus followed by a continuous two-hour infusion to sustain the reversal of anticoagulation activity of Eliquis in healthy volunteers ages 50-75 years. Andexanet alfa produced rapid reversal of the anticoagulant effect of Eliquis - as measured by anti-Factor Xa activity, which was sustained for the duration of the infusion - and significantly reduced the level of free unbound Eliquis in the plasma and restored thrombin generation to normal.

HIV

•
In July, the FDA granted Breakthrough Therapy Designation to the investigational compound BMS-663068, a first-in-class HIV-1 attachment inhibitor, when used in combination with other antiretroviral agents for the treatment of HIV-1 infection in heavily treatment-experienced adult patients.

•
In July, at the 8th International AIDS Society Conference on HIV Pathogenesis, Treatment and Prevention in Vancouver, the company announced additional Phase 2a proof-of-concept data for BMS-955176, a novel investigational agent designed to prevent the maturation of HIV-1. The study findings confirmed the antiretroviral activity of BMS-955176 when administered with atazanavir (± ritonavir) and support further development of the second-generation HIV-1 maturation inhibitor.

Reyataz

•	In June, the FDA granted pediatric exclusivity for Reyataz, providing an additional six-month period of exclusivity in the U.S.

Daklinza

•
In May, the FDA amended a previously granted Breakthrough Therapy Designation for the investigational combination of daclatasvir and sofosbuvir for use in hepatitis C (HCV) patients. The updated Designation reflects data from ALLY-1, a Phase 3 study of HCV genotype 1 patients with advanced cirrhosis (Child-Pugh Class B or C) and those who develop genotype 1 HCV recurrence post-liver transplant. The data were presented at The International Liver Congress in Vienna, Austria. Daclatasvir is marketed as Daklinza in Japan and the EU.

Evotaz

•
In July, the EC approved Evotaz tablets in combination with other antiretroviral agents for the treatment of HIV-1 infected adults without known mutations associated with resistance to atazanavir. The approval allows for the marketing of Evotaz in all 28 Member States of the EU.

Nulojix

•
In May, during the American Transplant Congress in Philadelphia, the company presented results from a seven-year, long-term follow-up of BENEFIT, a prospective, randomized Phase 3 trial in kidney transplant patients. The study demonstrated a statistically significant 43% relative risk reduction of death or graft loss (transplant failure) in patients receiving the Nulojix FDA-approved dosing regimen over those receiving a cyclosporine regimen. There also was a statistically significant survival benefit of 52% relative risk reduction of death or graft loss at five years post-transplant among patients receiving the Nulojix regimen. In the long-term follow-up (years 3-7) on BENEFIT participants, the safety profile of the Nulojix regimen was similar to the cyclosporine regimen.

ANNEXA™ is a trademark of Portola Pharmaceuticals, Inc.

SECOND QUARTER BUSINESS DEVELOPMENT UPDATE

•
In July, the company and The Medical University of South Carolina announced a translational research collaboration focused on fibrotic diseases, including scleroderma, renal fibrosis and idiopathic pulmonary fibrosis. The collaboration will include studies designed to improve the mechanistic understanding of fibrosis, explore patient segmentation based on disease characteristics and/or biomarker approaches and predictors of disease progression.

2015 FINANCIAL GUIDANCE

Bristol-Myers Squibb is increasing its 2015 GAAP EPS guidance range from $0.96 - $1.06 to $1.02 - $1.12. The company is also increasing its non-GAAP EPS guidance range from $1.60 - $1.70 to $1.70 - $1.80. Both GAAP and non-GAAP guidance assume current exchange rates and that the R&D tax credit will be extended by Congress in 2015. Key revised 2015 non-GAAP line-item guidance assumptions include:

•	Worldwide revenues between $15.5 and $15.9 billion.

•	Full-year gross margin as a percentage of revenues of approximately 76%.

•	Advertising and promotion expense increasing in the high-single-digit range.

•	Marketing, sales and administrative expenses decreasing in the low- to mid-single-digit range.

•	Research and development expenses increasing in the mid-single-digit range.

•	An effective tax rate of approximately 19%.

The financial guidance for 2015 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2015 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other payments for in-licensing or acquisition of products that have not achieved regulatory approval which are immediately expensed; pension settlement charges; significant tax events and additional charges related to the Branded Prescription Drug Fee. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies which take into account assumptions about the continued extension of the R&D tax credit, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.
There will be a conference call on July 23, 2015, at 10:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing in the U.S. toll free 877-201-0168 or international 647-788-4901, confirmation code: 23534784. Materials related to the call will be available at the same website prior to the conference call.
For more information, contact: Ken Dominski, 609-252-5251, ken.dominski@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com or Bill Szablewski, 609-252-5894, william.szablewski@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2015	2014	% Change	2015	2014	% Change
Three Months Ended June 30,
Key Products
Virology
Baraclude	$343	$369	(7)%	$37	$84	(56)%
Hepatitis C Franchise	479	—	N/A	—	—	N/A
Reyataz Franchise	303	362	(16)%	157	168	(7)%
Sustiva Franchise	317	361	(12)%	258	266	(3)%
Oncology
Erbitux(a)	169	186	(9)%	165	178	(7)%
Opdivo	122	—	N/A	107	—	N/A
Sprycel	405	368	10%	205	163	26%
Yervoy	296	321	(8)%	136	173	(21)%
Neuroscience
Abilify(b)	107	555	(81)%	67	417	(84)%
Immunoscience
Orencia	461	402	15%	310	254	22%
Cardiovascular
Eliquis	437	171	**	243	94	**

Mature Products and All Other	724	794	(9)%	152	104	46%

Total	4,163	3,889	7%	1,837	1,901	(3)%

Total Excluding Diabetes Alliance	4,099	3,862	6%	1,834	1,901	(4)%

**	In excess of 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2015	2014	% Change	2015	2014	% Change
Six Months Ended June 30,
Key Products
Virology
Baraclude	$683	$775	(12)%	$83	$154	(46)%
Hepatitis C Franchise	743	—	N/A	—	—	N/A
Reyataz Franchise	597	706	(15)%	300	344	(13)%
Sustiva Franchise	607	680	(11)%	492	494	—
Oncology
Erbitux	334	355	(6)%	322	336	(4)%
Opdivo	162	—	N/A	145	—	N/A
Sprycel	780	710	10%	386	308	25%
Yervoy	621	592	5%	317	319	(1)%
Neuroscience
Abilify	661	1,095	(40)%	575	742	(23)%
Immunoscience
Orencia	861	765	13%	569	483	18%
Cardiovascular
Eliquis	792	277	**	443	155	**

Mature Products and All Other	1,363	1,745	(22)%	249	331	(25)%

Total	8,204	7,700	7%	3,881	3,666	6%

Total Excluding Diabetes Alliance	8,086	7,494	8%	3,878	3,552	9%

**	In excess of 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net product sales	$3,572	$2,770	$6,631	$5,577
Alliance and other revenues	591	1,119	1,573	2,123
Total Revenues	4,163	3,889	8,204	7,700

Cost of products sold	1,013	991	1,860	1,959
Marketing, selling and administrative	968	951	1,862	1,908
Advertising and product promotion	167	187	302	350
Research and development	1,856	1,416	2,872	2,362
Other (income)/expense	107	(104)	(192)	(312)
Total Expenses	4,111	3,441	6,704	6,267

Earnings Before Income Taxes	52	448	1,500	1,433
Provision for Income Taxes	162	114	411	163

Net Earnings/(Loss)	(110)	334	1,089	1,270
Net Earnings Attributable to Noncontrolling Interest	20	1	33	—
Net Earnings/(Loss) Attributable to BMS	$(130)	$333	$1,056	$1,270

Average Common Shares Outstanding:
Basic	1,667	1,657	1,665	1,655
Diluted	1,667	1,669	1,677	1,668

Earnings/(Loss) per Common Share
Basic	$(0.08)	$0.20	$0.63	$0.77
Diluted	$(0.08)	$0.20	$0.63	$0.76

Other (Income)/Expense
Interest expense	$49	$46	$100	$100
Investment income	(26)	(28)	(56)	(51)
Provision for restructuring	28	16	40	37
Litigation charges/(recoveries)	4	(20)	16	9
Equity in net income of affiliates	(22)	(33)	(48)	(69)
Out-licensed intangible asset impairment	—	—	13	—
Gain on sale of product lines, businesses and assets	(8)	7	(162)	(252)
Other alliance and licensing income	(124)	(144)	(285)	(252)
Pension curtailments, settlements and special termination benefits	36	45	63	109
Loss on debt redemption	180	—	180	45
Other	(10)	7	(53)	12
Other (income)/expense	$107	$(104)	$(192)	$(312)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited, dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cost of products sold(a)	$25	$39	$59	$84

Marketing, selling and administrative(b)	3	3	4	6

Upfront, milestone and other payments	869	148	1,031	163
IPRD impairments	—	310	—	343
Accelerated depreciation and other shutdown costs	2	—	2	—
Research and development	871	458	1,033	506

Provision for restructuring	28	16	40	37
Gain on sale of product lines, businesses and assets	(8)	12	(160)	(247)
Pension curtailments, settlements and special termination benefits	36	45	63	109
Acquisition and alliance related items	—	17	(36)	33
Litigation charges/(recoveries)	1	(23)	15	2
Out-licensed intangible asset impairment	—	—	13	—
Loss on debt redemption	180	—	180	45
Upfront, milestone and other licensing receipts	—	—	—	—
Other (income)/expense	237	67	115	(21)

Increase to pretax income	1,136	567	1,211	575

Income tax on items above	(116)	(102)	(184)	(281)

Increase to net earnings	$1,020	$465	$1,027	$294

(a) Specified items in cost of products sold are accelerated depreciation, asset impairment and other shutdown costs.
(b) Specified items in marketing, selling and administrative are process standardization implementation costs.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited, dollars in millions)

Three Months Ended June 30, 2015	GAAP	Specified Items*	Non GAAP
Gross Profit	$3,150	$25	$3,175
Marketing, selling and administrative	968	(3)	965
Research and development	1,856	(871)	985
Other (income)/expense	107	(237)	(130)
Effective Tax Rate	311.5%	(288.1)%	23.4%

Three Months Ended June 30, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,898	$39	$2,937
Marketing, selling and administrative	951	(3)	948
Research and development	1,416	(458)	958
Other (income)/expense	(104)	(67)	(171)
Effective Tax Rate	25.4%	(4.1)%	21.3%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited, dollars in millions)

Six Months Ended June 30, 2015	GAAP	Specified Items*	Non GAAP
Gross Profit	$6,344	$59	$6,403
Marketing, selling and administrative	1,862	(4)	1,858
Research and development	2,872	(1,033)	1,839
Other (income)/expense	(192)	(115)	(307)
Effective Tax Rate	27.4%	(5.5)%	21.9%

Six Months Ended June 30, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$5,741	$84	$5,825
Marketing, selling and administrative	1,908	(6)	1,902
Research and development	2,362	(506)	1,856
Other (income)/expense	(312)	21	(291)
Effective Tax Rate	11.4%	10.7%	22.1%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Earnings/(Loss) Attributable to BMS used for Diluted EPS Calculation - GAAP	$(130)	$333	$1,056	$1,270
Less Specified Items*	1,020	465	1,027	294
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$890	$798	$2,083	$1,564

Weighted-average Common Shares Outstanding - Diluted - GAAP	1,667	1,669	1,677	1,668
Contingently convertible debt common stock equivalents	—	—	—	—
Incremental shares attributable to share-based compensation plans	10	—	—	—
Weighted-average Common Shares Outstanding - Diluted - Non-GAAP	1,677	1,669	1,677	1,668

Diluted Earnings/(Loss) Per Share — GAAP	$(0.08)	$0.20	$0.63	$0.76
Diluted EPS Attributable to Specified Items	0.61	0.28	0.61	0.18
Diluted Earnings Per Share — Non-GAAP	$0.53	$0.48	$1.24	$0.94

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF JUNE 30, 2015 AND MARCH 31, 2015
(Unaudited, dollars in millions)

	June 30, 2015	March 31, 2015
Cash and cash equivalents	$4,199	$6,294
Marketable securities - current	1,277	1,313
Marketable securities - long term	4,632	4,279
Cash, cash equivalents and marketable securities	10,108	11,886
Short-term borrowings and current portion of long-term debt	(755)	(330)
Long-term debt	(6,615)	(7,127)
Net cash position	$2,738	$4,429